                                                                    EXHIBIT 99.1

                              [infoUSA LETTERHEAD]

              infoUSA REPORTS RECORD EBITDA FOR FIRST QUARTER 2001

(OMAHA, NE) -- infoUSA(R) (Nasdaq: IUSA) today announced its operating results for the first quarter of fiscal year 2001. The following table presents the financial results, key financial highlights of the company's operations and selected balance sheet items for the first quarter of fiscal year 2001:

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)        1Q00         1Q01
Net sales                                               81,521       73,853
                                                      --------     --------
EBITDA, as adjusted (1)                                 18,594       25,205
EBITDA margin                                               23%          34%
Operating pretax earnings (2)                           14,395       20,256
Net income (loss)                                      (11,560)       1,854
                                                      --------     --------
EPS - fully diluted                                   $  (0.23)    $   0.04
EPS - cash basis, fully diluted (3)                   $  (0.07)    $   0.19
                                                      --------     --------
Non-cash stock compensation expense                      1,222           77
Restructuring costs                                         --          876
Acquisition costs                                        1,380           --
Gain on issuance of subsidiary stock                     2,429           --
Cumulative effect of accounting changes                (10,266)          --
Loss on discontinued operations                         (1,004)          --
Depreciation and amortization of operating assets        4,199        4,949
Goodwill amortization                                    7,959        7,784
Interest expense                                         6,784        6,914
Total debt                                             261,519      248,736
Capital expenditures                                     7,877        1,835
                                                      --------     --------
Number of basic shares outstanding                      49,610       50,609
Number of diluted shares outstanding                    49,610       50,609
                                                      --------     --------
Accounts receivable (DSO) - without Walter Karl (4)         71           64
                                                      --------     --------


(1) EBITDA excluding non-cash stock compensation expense, restructuring costs and acquisition costs, and including losses for Internet operations in 2000.

(2) Excluding non-cash stock compensation expense, restructuring costs, acquisition costs and goodwill amortization, and including losses for Internet operations in 2000.

(3)  Net income (loss) plus goodwill amortization (per share)

(4) Walter Karl is a list broker. Trade accounts receivable and trade accounts payable are reflected at gross on the balance sheet.

RESULTS OF OPERATIONS

Vin Gupta, Chairman and CEO, infoUSA, said, "Our results for the first quarter of 2001 represent a return to the earnings and profitability we have historically experienced in our core business. The fact that we achieved these results during the most severe U.S. economic slowdown in a decade is extremely encouraging. While our revenues of $73.9 million were below first quarter revenues of $81.5 million in 2000, they increased over fourth quarter 2000 revenues of $70.4 million. We closed several deals with new customers in all of our divisions. This is significant in that we signed new business at a time when many of our customers and prospects were curtailing or postponing orders due to the weakened economy."

Gupta continued, "We are very pleased with the results of our cost cutting, which enabled the company to reach record EBITDA of $25.2 million and restore profitability to historical levels, with EBITDA margins in excess of 34%. Going forward, we remain confident that we can continue to benefit from strong cash flow and expense control."

HIGHLIGHTS OF FIRST QUARTER:

infoUSA INC. - CONSOLIDATED

Net sales for the first quarter were $73.9 million compared to $70.4 million for the fourth quarter of 2000 and $81.5 million for the first quarter of 2000. EBITDA, as adjusted, for the first quarter was $25.2 million, or 34% of net sales, compared to $18.6 million, or 23% of net sales, for Q1 last year. EBITDA for the core business (excluding the Internet companies) was $25.0 million, or 35% of net sales, for the first quarter compared to $24.8 million, or 30% of net sales, for Q1 last year. First quarter earnings per share was $0.04 compared to loss per share of $0.23 last year. First quarter EPS on a cash basis was $0.19 compared to a loss of $0.07 last year.

During the first quarter of 2001, the company recorded restructuring charges of $0.9 million, reflecting severance for approximately 150 employees terminated during January 2001. This staffing reduction was in addition to the approximately 350 employees terminated during December 2000.

infoUSA.com - a majority-owned subsidiary of the company, reported revenue of $5.0 million for the first quarter of 2001 compared to $4.9 million last year. During the first quarter the subsidiary recorded EBITDA, as adjusted, of $0.2 million, compared to an EBITDA, as adjusted, loss of $2.6 million for Q1 last year.

OPERATING HIGHLIGHTS

PROPRIETARY DATABASE COMPILATION DEPARTMENT

During the first quarter of 2001 the company continued to enhance both its consumer and business databases. Most recently, infoUSA introduced e-ShareForce(TM), its new proprietary vertical market business and consumer response files. The company has rolled out over 20 new specialty databases, and plans to introduce several more over the next quarter. Several of these new databases contain e-mail address information. Some of the databases rolled out include Hi-tech Households; Households by lifestyle interests; Mail-order and Internet buyers; Investors; Professionals; Female professionals; Executive emails; New businesses; Home based businesses; Business Websites with firmographics; Ethnic executives; Growing businesses; and New Homeowners. e-ShareForce(TM) expands the company's ShareForce(TM) brand leadership in combining self reported information from mail surveys with data from millions of self-reported telephone and Internet surveys and its traditional compiled databases. This strategy combines very rich compiled information with response information, including emails, and translates it into highly targeted and segmented lists. In addition to providing unique information, the addition of emails to e-ShareForce(TM) products enable marketers to test offers to various prospect segments online, and rollout comprehensive direct mail campaigns based on the response from these low cost and quick turnaround campaigns.

Also during the first quarter, the database group developed a new service to be offered as part of the e-ShareForce(TM) suite of products. This service, called infoResponse, offers infoUSA clients custom Internet survey collection data that is "tailor-made" to each clients needs and specifications. This service provides unique and targeted leads that are unavailable through traditional information companies. For example, a well known pharmaceutical company is using infoResponse to target allergy sufferers and a large casino uses the service to get information on individual gaming preferences. This service is receiving strong demand by several Fortune 100 companies.

LARGE CUSTOMER GROUP - DONNELLEY MARKETING AND WALTER KARL

The Large Customer group reported first quarter 2001 revenues of $27.3 million versus $27.6 million for fourth quarter 2000 and $29.9 million for the first quarter of the prior year. Despite softer customer demand due to the macroeconomic downturn and the adverse impact on its customers from the postal rate increase, the group has been able to increase its profitability. This is due to favorable changes in its business mix, including the addition of new customers in the financial, telecommunications and direct marketing industry that purchased higher margin core content and processing services. The group also benefited from the cost containment programs implemented during the past two quarters. Although Donnelley Marketing experienced weaker demand from existing customers during the quarter, it successfully added several new infoConnect(TM) customers from firms in the packaged goods, cable, and high-tech industries. infoConnect(TM) is Donnelley's leading e-CRM and data integration solution, containing all of the "Abilitec" features and functions. Going forward, the group will continue to focus on profitable revenue growth and client acquisition by emphasizing its innovative new products and superior customer service.

SMALL BUSINESS GROUP

The Small Business Group reported revenues of $30.9 million for the first quarter of 2001, versus $29.2 million for fourth quarter 2000 and $33.2 million for the first quarter of 2000. Last year's revenue included a $1 million nonrecurring sale of consumer data to the United States Census Bureau for Census 2000. The Small Business Group experienced double digit revenue growth and increased profitability during the first quarter 2001 from several of its vertical market groups. These include the Middle Market, Library, infoCanada operations and American Church List divisions. In addition, revenues for the group's Internet divisions, ListBazaar.com and businessCreditUSA.com, increased sharply, and both sites were highly profitable. Field Sales offices, which provide consultative sales solutions to small businesses, increased revenue by 15% to $3.1 million, and the company believes this market has continued high growth potential. Revenues from the Reseller group were particularly weak for the first quarter of 2001. Resellers, which function as "middlemen" between infoUSA and ultimate consumers, were most adversely affected by the economic downturn during the first quarter. infoUSA is addressing this situation by offering more favorable terms to their reseller customers, and believes sales to this group will rebound as the economy recovers.

DATABASE LICENSES (NON-INTERNET)

The Database License group recorded revenues during the first quarter of $7.6 million, up from $6.9 million in the fourth quarter and versus $8.6 million in the first quarter of 2000. The decrease is attributable to the loss of one licensee due to its acquisition by another company, and to the change in timing and terms of certain annual license renewals. During the quarter the group signed two new contracts with wireless mapping and electronic in-car navigation companies. The group also benefited from the expansion of existing contract revenues and three new site licenses with data processing service bureaus in the direct marketing industry.

infoUSA.com

During the first quarter, infoUSA.com renewed and expanded its multi-year contract with Microsoft to be the exclusive source of yellow page data on MSN. At the end of the quarter the company signed a comprehensive long term licensing agreement with AOL, encompassing a wide range of infoUSA's yellow and white page information, as well as proprietary vertical market and multimedia data. Additionally, infoUSA.com has most recently signed two new deals with Vindigo and OmniSky in the mobile device and wireless markets. Under the new agreement with Vindigo, mobile device users will be able to access local guides containing infoUSA data on shopping and other value-added location based information. As per the new agreement with OmniSky, users of Palm, Handspring and other mobile devices will be able to access infoUSA.com's database of 14 million businesses. The company believes that the strength of these recent deals indicates a continuing high level of demand by leading technology companies for its top quality proprietary data.

CONFERENCE CALL

The company will host its first quarter conference call on Monday, April 16, 2001, at 3PM Eastern Time. To access the conference call, please dial 719/ 457-2617, passcode # 785235, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 7:00 PM Eastern time, April 16, through midnight, Eastern time, April 22. The replay number is 719/457-0820, passcode # 785235.



ABOUT infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq:YHOO - news) and Microsoft (Nasdaq:MSFT - news). Nearly 3 million customers use infoUSA's products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company's business and financial results is included in the company's filings with the Securities and Exchange Commission.



                            INCOME STATEMENT FOLLOWS
                          infoUSA INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                   FOR THE QUARTERS ENDED
                                                                  ------------------------
                                                                   MARCH 31,     MARCH 31,
                                                                     2000          2001
                                                                  ----------    ----------
                                                                        (UNAUDITED)
Net sales                                                         $   81,521    $   73,853
Costs and expenses:
  Database and production costs                                       25,683        21,387
  Selling, general and administrative                                 37,244        27,261
  Depreciation and amortization of software development costs          4,199         4,949
  Non-cash stock compensation expense                                  1,222            77
  Restructuring costs                                                     --           876
  Acquisition costs                                                    1,380            --
                                                                  ----------    ----------
                                                                      69,728        54,550
                                                                  ----------    ----------
Operating income                                                      11,793        19,303
Other income (expense):
  Investment income                                                      204           245
  Gain on sale of subsidiary stock                                     2,429            --
  Minority interest in subsidiary                                        274           (60)
  Interest expense                                                    (6,784)       (6,914)
                                                                  ----------    ----------
Income (loss) from continuing operations before income
   taxes, extraordinary item and cumulative effect of
   change in accounting principle                                        (43)        4,790
Income taxes                                                             247         2,936
                                                                  ----------    ----------
Income (loss) from continuing operations
   before extraordinary item and cumulative effect of change in
   accounting principle                                                 (290)        1,854
Discontinued operations, net of tax                                   (1,004)           --
Cumulative effect of accounting change, net of tax                   (10,266)           --
                                                                  ----------    ----------
Net income (loss)                                                 $  (11,560)   $    1,854
                                                                  ==========    ==========


DILUTED EARNINGS PER SHARE:

 Income (loss) from continuing operations                         $    (0.01)   $     0.04
 Discontinued operations and cumulative effect of change in
   accounting principle                                                (0.22)           --
                                                                  ----------    ----------
  Diluted earnings (loss) per share                               $    (0.23)   $     0.04
                                                                  ==========    ==========
  Cash earnings per share                                         $    (0.07)   $     0.19
  Weighted average shares outstanding                                 49,610        50,609
                                                                  ==========    ==========

  EBITDA, as adjusted                                             $   18,594    $   25,205
                                                                  ==========    ==========